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                                                                       Exhibit 7


                        SHOREWOOD PACKAGING CORPORATION
                             1993 INCENTIVE PROGRAM
                             AS AMENDED MAY 4, 1995


         The 1993 Incentive Program, as amended (the "Program") of Shorewood Packaging Corporation (the "Company") authorizes the Compensation and Stock Option Committee of the Board of Directors (the "Committee") to provide officers, directors, key executives, employees, consultants and advisors of the Company and its direct or indirect subsidiaries with certain rights to acquire shares of the Company's common stock (the "Common Stock"). The Company believes that this Program will cause those persons to contribute materially to the growth of the Company, thereby benefitting its stockholders.

         1.      ADMINISTRATION.

                 The Program shall be administered and interpreted by a Committee or Committees consisting of not less than two persons appointed by the Board of Directors of the Company from among its members. The Board may appoint different Committees to handle different administrative duties under the Program. The Committee or Committees with respect to directors and officers subject to the reporting requirements of Section 16 (the "Reporting Persons") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be constituted in such manner as to permit the Program and transactions thereunder to comply with Rule 16b-3 under the Exchange Act. The Committee shall determine the fair market value of the Common Stock for purposes of the Program in accordance with the provisions of
Section 10(i) hereof. Subject to the requirements of Rule 16b-3 under the Exchange Act, the decisions of the Board of Directors or Committee designated by the Board of Directors shall be final and conclusive with respect to the interpretation and administration of the Program and any grant made under it.

         2.      GRANTS.

                 Grants under the Program shall consist of incentive stock options, non-qualified stock options, stock appreciation rights in tandem with stock options or freestanding, restricted stock grants, and Restored Options (any of the foregoing, in any combination, collectively, "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Program as the Committee deems appropriate. The Committee shall approve the form and provisions of each Grant. Grants under a particular section of the Program need not be uniform, and Grants under two or more sections may be combined in one instrument.

         3.      ELIGIBILITY FOR GRANTS.

                 Grants may be made to any employee of the Company or any of its subsidiaries who is an officer or other key executive, director, professional or administrative employee or a consultant or advisor to the Company or any of its subsidiaries ("Eligible Employee"). The Committee shall select the persons to receive Grants ("Grantees") from among the Eligible Employees and determine the number of shares subject to any particular Grant.


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         4.      SHARES AVAILABLE FOR GRANT.

                 (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Common Stock (the "Shares") that may be issued or transferred under the Program is 1,000,000 Shares, plus 10% of any increase (excluding any increase relating to or arising out of the conversion or exercise of any convertible securities, options or warrants issued and outstanding as of the date the Program was adopted by the Board) in the number of shares issued and outstanding over the number of Shares issued and outstanding on the date the Program was adopted by the Board (the "Incremental Amount"). The Shares may be authorized but unissued Shares or treasury Shares. The number of Shares available for Grants at any given time shall be reduced by the aggregate of all Shares previously issued or transferred plus the aggregate of all Shares which may become subject to issuance or transfer under then-outstanding and then-currently exercisable Grants. For purposes of this Section 4, the number of shares outstanding at any time shall not include Grants under the Program but shall include Shares issuable under Substituted Stock Incentives (as defined in Section 10(b) below) assumed by the Company upon or in connection with the acquisition of a merger with another corporation.

                 (b) Recapitalization Adjustment. If any subdivision or combination of shares of Common Stock or any stock dividend, capital reorganization, recapitalization, consolidation, or merger in which the Company is the surviving corporation occurs after the adoption of the Program, the Committee shall make such proportional adjustments as it determines appropriate in the number of shares of Common Stock that may be issued or transferred thereafter under Section 4(a) or 8. The Committee shall similarly adjust the number of Shares subject to such stock option and option price in all outstanding Grants made before the event within 60 days of the event.

         5.      STOCK OPTIONS.

                 The Committee may grant options qualifying as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options ("NQOs") not entitled to special tax treatment under the Code or Restored Options (collectively, "Stock Options"). The following provisions are applicable to Stock Options (other than Director Options).

                 (a) Exercise of Option. A Grantee may exercise a Stock Option by delivering a notice of exercise to the Company, either with or without accompanying payment of the option price. The notice of exercise, once delivered, shall be irrevocable.

                 (b) Satisfaction of Option Price. The Grantee shall pay the option price (the "Option Price") in cash, or with the Committee's permission, by delivering shares of Common Stock already owned by the Grantee, held by the Grantee for a minimum of six (6) months and having a Fair Market Value on the date of exercise equal to the Option Price, or a combination of cash and Shares. The Grantee shall pay the Option Price not later than thirty
(30) days after the date of a statement from the Company following exercise setting forth the Option Price, Fair Market Value of Common Stock on the exercise date, the number of Shares that may be delivered in payment of the Option Price, and the amount of withholding tax due, if any. If the Grantee fails to pay the Option Price within the period and in the manner prescribed in the specific instrument of Grant, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer Shares upon exercise of a Stock Option until the Option Price is fully paid. The Committee may prescribe such other or different exercise or payment terms as it may deem appropriate.


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                 (c)      Price; Term and Conditions.  The exercise price per
share, term and other provisions of stock options granted hereunder shall be specified by the grant, as limited, in the case of ISOs, by the provisions of paragraph (d) below. In addition, the Committee may prescribe such other conditions as it may deem appropriate, which conditions shall be specified by the Grant.

                 (d) Limits on the ISOs. The aggregate fair market value of the stock covered by ISOs granted under the Program or any other stock option plan of the Company or any subsidiary or parent of the Company that becomes exercisable for the first time by any Grantee in any calendar year shall not exceed $100,000. The aggregate Fair Market Value will be determined at the time of grant. The period of exercise of an ISO shall not exceed ten
(10) years from the date of Grant (or five (5) years if the Grantee is also a 10% stockholder). The price at which Common Stock may be purchased by the Grantee under an Incentive Stock Option shall be the Fair Market Value (or 110% of the Fair Market Value if the Grantee is a 10% stockholder) of Common Stock on the date of the Grant.

                 (e) Restored Options. Stock Options granted under the Program may, with the Committee's permission, include the right to acquire a restored option (a "Restored Option"). If a Stock Option grant contains a Restored Option and if a Grantee pays all or part of the Option Price of the Stock Option with shares of Common Stock held by the Grantee, then upon exercise of the Stock Option the Grantee shall be granted a Restored Option to purchase, at the fair market value as of the date of the grant of the Restored Option, the number of shares of Common Stock of the Company equal to the sum of the number of whole shares used by the Grantee in payment of the Option Price and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. A Restored Option may be exercised between the date of grant and the date of expiration, which will be the same as the date of expiration of the Stock Option to which a Restored Option is related.

         6.      STOCK APPRECIATION RIGHT.

                 The Committee may grant a Stock Appreciation Right ("SAR") either independently or in conjunction with any Stock Option granted under the Program either at the time of grant of the option or thereafter. The following provisions are applicable to each SAR:

                 (a) Options to Which Right Relates. Each SAR which is issued in conjunction with a Stock Option shall specify the Stock Option to which the SAR is related, together with the Option Price and number of option shares subject to the SAR at the time of its grant.

                 (b) Requirement of Employment. Each SAR may be exercised only while the Grantee is in the employment of the Company, provided that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

                 (c) Exercise. A Grantee may exercise each SAR in whole or in part by delivering a notice of exercise to the Company, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

                 (d) Payment and Form of Settlement. If a Grantee exercises any SAR which is issued in conjunction with a Stock Option, the grantee shall receive the aggregate of the excess of the fair market value of each share of Common Stock with respect to which the SAR is being exercised over the Option Price of each such share. Payment, in any event, may be made in cash, Common Stock or a combination of the two, in the discretion of the Committee. Fair Market Value shall be determined as of the date of exercise.


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                 (e)      Expiration and Termination.  Each SAR shall expire on
a date determined by the Committee at the time of grant. If a Stock Option is exercised in whole or in part, any SAR related to the Shares purchased in connection with such exercise shall terminate immediately.

         7.      RESTRICTED STOCK GRANTS.

                 The Committee may issue or transfer Shares ("Restricted Stock") to a Grantee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee is entitled to vote the Shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock
Grants:

                 (a) Requirement of Employment. If the Grantee's employment terminates during the period designated in the Grant as the "Restriction Period", the Restricted Stock Grant terminates and the shares of Common Stock must be returned immediately to the Company. However, the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

                 (b) Restrictions of Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Shares of Restricted Stock except to a Successor Grantee under Section 10(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions applicable to the Grant.

                 (c) Lapse of Restrictions. All restrictions imposed under any Restricted Stock Grant shall lapse upon the fulfillment of the conditions for vesting set forth in the instrument of Grant provided that all of the conditions stated in Sections 7(a) and (b) have been met as of the date of such lapse. The Grantee shall then be entitled to have the legend removed from the certificate.

         8.      DIRECTOR STOCK OPTIONS.

                 (a) Eligible Directors. This Section 8 provides for the automatic Grant of NQOs (the "Director Options") to directors of the Company who are neither employees nor officers of the Company or any of its subsidiaries (the "Eligible Directors"). All powers vested in the Committee in respect of the administration and interpretation of the Program and the Grants made under it shall, solely in respect of this Section 8, be vested in an alternate committee appointed by the Board (the "Alternate Committee") consisting of two or more directors not eligible to receive Director Options. All terms and conditions of Director Options not specifically set forth in this
Section 8 shall be determined by the Alternate Committee.

                 (b) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of Shares that may be issued or transferred under Section 8 of the Program is up to, but not in excess of, 100,000, plus 10% of any Incremental Amount.

                 (c)      Non-Qualified Options.  All options granted under this
Section 8 shall be NQOs not entitled to special tax treatment under Section 422 of the Code.

                 (d) Grant of Options. Director Options shall be granted automatically on the date of adoption of the Program by the stockholders of the Company and on January 2 (or if January 2 is not a business day, on the next succeeding business day) of each calendar year following the year in which this Program is adopted (each, a "Program Year"). The number of Shares subject to Director Options


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granted pursuant to this Section 8 to any Eligible Director shall be equal to the nearest number of whole shares determined in accordance with the following formula:

                        Annual Retainer                             Number
                  --------------------------------        =           of
                     Fair Market Value - $_____                     Shares



"Annual Retainer" shall mean the dollar amount set by the Board for the relevant Program Year, prior to the commencement of such Program Year, and shall include all fees for attendance at meetings of the Board or any committee of the Board or for any other services to be provided to the Company. The Annual Retainer may be zero in any year. "Fair Market Value" shall mean the Fair Market Value of the Common Stock on January 2 of the applicable year, determined in accordance with Section 10(i) hereof. Notwithstanding the foregoing, the maximum number of Shares subject to Director Options granted in any year pursuant to this Section 8 shall not exceed 10,000 per director. The exercise price of the Shares subject to Director Options shall be equal to the Fair Market Value of the Common Stock on the date of grant of the Director Options. The amount, price and timing of awards of Director Options are fixed by the terms of this paragraph and are not intended to be subject to the discretion of any person or committee. The award of Director Options is not intended to preclude the Company from awarding other compensation to Eligible Directors outside of the Program for attendance at meetings of the Board or any committee of the Board or for any other services provided or to be provided to the Company.

                 (e) Terms. Director Options shall become exercisable over five (5) years from the date of grant with installments of 20% of the total number of underlying shares vesting on each of the first five (5) anniversaries of the date of grant; provided, however, that Director Options shall become exercisable in full for a period of 90 days following (i) the death of the Grantee director or retirement from the Board because of total and permanent disability, or (ii) a Change in Control of the Company (as that term is defined in Section 10(j)).

                 (f)      Exercise of Director Options.     A Director Option
shall be exercised by delivering a notice of exercise to the Company, accompanied by a certified check in the amount of, or Shares of Common Stock already owned by the Grantee, held by the Grantee for a minimum of six (6) months and having a Fair Market Value on the date of exercise equal to, the aggregate amount of the exercise price. If the Grantee fails to comply with this paragraph, the Alternate Committee shall have the right to take such action as it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer Shares of Common Stock upon exercise of a Director Option until the exercise price has been paid in full.

                 (g)      Termination.       All rights of an Eligible Director
in a Director Option, to the extent that they have not been previously exercised, shall terminate upon the expiration of ten (10) years from the date of grant or, if sooner, two (2) years after such director's termination as a director of the Company for any reason, except that, if a director is removed for cause, all of his Director Options then outstanding hereunder shall terminate immediately upon such removal. Notwithstanding the foregoing, if an Eligible Director dies during his tenure on the Board, all of his Director Options then outstanding shall terminate upon the failure of his designated representative to exercise said options within the time period provided in
Section 8(e). In the event that an Eligible Director ceases to be a member of the Board for any reason, the number of Shares subject to the Director Option issued to him or her in respect of the Program Year in which such termination occurs shall, effective as of the date of such termination, be reduced in the same proportion that the unearned portion of such Director's Annual Retainer for the relevant Program Year bears to the aggregate Annual Retainer set by the Board for that Program Year.


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                 (h)      Death of Director.       Any Director Option granted
to an Eligible Director under this Section 8 and outstanding on the date of such director's death may be exercised by the personal representative of the deceased director or the person or persons to whom the Option shall have been transferred by the director's will in accordance with the laws of descent and distribution at any time prior to the termination of such Option in accordance with the terms of Section 8(g).

                 (i) Restriction on Amendments. Notwithstanding anything to the contrary contained in this Program, the provisions of Section 8 shall not be amended more than once every 6 months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

         9.      AMENDMENT AND TERMINATION OF THE PROGRAM.

                 (a) Amendment. Subject to Section 8(i) above, the Board of Directors may amend the Program except that it may not, with respect to ISOs granted hereunder, (i) increase the maximum number of Shares in the aggregate which may be sold pursuant to such options granted hereunder; (ii) change the manner of determining the minimum option prices, other than to change the manner of determining the fair market value of any Shares underlying the option to conform to any than applicable provisions of the Code or regulations thereunder, (iii) increase the periods during which such options may be granted or exercised or (iv) change the employees or class of employees eligible to receive such options hereunder. In any event, no termination, suspension, modification or amendment of the Program may adversely affect the rights of any Grantee without his consent.

                 (b) Termination of the Program. The Program shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board.

                 (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Program that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 10(e). The termination of the Program shall not impair the power and authority of the Committee with respect to outstanding Grants. Whether or not the Program has terminated, an outstanding Grant may be terminated or amended under Section 10(e) or may be amended by agreement of the Company and the Grantee consistent with the Program.

         10.     GENERAL PROVISIONS.

                 (a) Prohibitions Against Transfer. Only a Grantee or his authorized representative may exercise rights under a Grant. Except as provided herein, a Grantee may not transfer rights under a Grant, except upon the express written consent of the Company, which may be granted or denied in the Company's discretion. Except as otherwise expressly provided herein or in the instrument of grant, when a Grantee dies, the personal representative or other person entitled under a prior Stock Option or a Grant under the Program to succeed to the rights of the Grantee ("Successor Grantee") may exercise the rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

                 (b) Substitute Grants. The Committee may make a Grant (a "Substitute Grant") to an employee of another corporation who becomes an Eligible Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in


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substitution for a stock option, stock appreciation right, performance award, or restricted stock grant granted by such corporation ("Substituted Stock Incentive"). The terms and conditions of the Substitute Grant may vary from the terms and conditions required by the Program and from those of the Substituted Stock Incentive. The Committee shall prescribe the exact provisions of the Substitute Grant, preserving where possible the provisions of the Substitute Stock Incentive. The Committee shall also determine the number of shares of Common Stock to be taken into account under Section 4.

                 (c) Subsidiaries. The term "subsidiary" means an affiliated corporation controlled by the Company directly or indirectly through one or more intermediaries.

                 (d) Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Committee or Alternate Committee may pay cash in lieu of a fraction or round the fraction.

                 (e) Compliance with Law. The Program, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee or Alternate Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payment to Grantees.

                 (f) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a stockholder of the Company with respect to any Shares covered by a Grant until the Shares are issued or transferred to the Grantee or Successor Grantee on the Company's books.

                 (g) No Right to Employment. The Program and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of a Grantee at any time.

                 (h) Effective Date of the Program. The Program shall become effective upon its approval by the Company's stockholders entitled to vote thereon.

                 (i) Fair Market Value. For the purposes of the Program, the term "Fair Market Value" means, as of any date, the closing price of a share of Common Stock of the Company on such date. The closing price shall be
(i) if the Common Stock is then listed or admitted for trading on any national securities exchange or, if not so listed or admitted for trading, is listed or admitted for trading on the Nasdaq National Market, the last sale price of the common stock, regular way, or the mean of the bid and asked prices thereof for any trading day on which no such sale occurred, in each case as officially reported on the principal securities exchange on which the common stock is listed or admitted for trading or on the Nasdaq National Market, as the case may be, or (ii) if not so listed or admitted for trading on a national securities exchange or the Nasdaq National Market, the mean between the closing high bid and low asked quotations for the Common Stock in the over-the-counter market as reported by Nasdaq, or any similar system for the automated dissemination of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Company; provided, however, that if, by reason of extended or continuous trading hours on any exchange or in any market or for any other reason, the time, with respect to any trading day, of the close of trading for the purpose of determining the "last sale price" or the "closing" bid and asked prices is not objectively determinable, the time on such trading day used for the purpose of reporting any compilation of last sale prices or


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closing bid and asked prices in The Wall Street Journal shall be the time on such trading day as of which the "last sale price" or "closing" bid and asked prices are determined for purposes of this definition. If the Common Stock is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (i) of the preceding sentence if actual transactions are reported, and in the manner set forth in clause (ii) of the preceding sentence if bid and asked quotations are reported but actual transactions are not. If on the date in question, there is no exchange or over-the-counter market for the Common Stock, the "fair market value" of such Common Stock shall be determined by the Committee acting in good faith.

                 (j) Change in Control. For purposes of the Program, the term "Change of Control" means: the acquisition, without the approval of the Board, by any person or entity, other than the Company and certain related entities, of more than 20% of the outstanding shares of Common Stock through a tender offer, exchange offer, or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company that results in the Company not being the surviving parent corporation; or a change in the majority of the members of the Board during any two-year period that is not approved by at least two-thirds of the members of the Board who were members at the beginning of the two year period.

                 (k) Withholding. The Committee may, in its discretion and subject to such rules as it may adopt, permit or require a Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the distribution to him or her of Shares of Common Stock or cash pursuant to the Program by authorizing the Company to withhold from such distribution cash or Shares having a Fair Market Value equal to the amount of the withholding tax. Notwithstanding the foregoing, the Committee shall require, as a condition to the distribution of any cash or Shares of Common Stock to any Reporting Person, that the Company withhold from such distribution cash or Shares having an aggregate Fair Market Value equal to the amount of the Grantee's liability for any and all taxes required by law to be withheld.

                 (l) Further Restrictions Applicable to Reporting Persons. Common Stock acquired by a Reporting Person pursuant to the Program shall in no event be transferable until six (6) months have elapsed from the date of Grant of the Common Stock or, in the case of Shares acquired pursuant to a stock option awarded under the Program, at least six (6) months have elapsed from the date of Grant of the stock option to the date of disposition of the Common Stock underlying such option.

                 (m) Program Controls. In the case of any conflict between the term of this Program and the terms of any instrument of Grant, the terms of this Program will control.


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